                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    DECEMBER 13,  2002


                              MILLENNIUM CELL INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  DELAWARE                    000-31083              22-3726792
        (STATE OR OTHER JURISDICTION      (COMMISSION FILE          (IRS EMPLOYER
              OF INCORPORATION)                NUMBER)           IDENTIFICATION NO.)
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       1 INDUSTRIAL WAY WEST, EATONTOWN, NEW JERSEY               07724
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE           (732) 542-4000

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
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Item 5.  Other Events

         Millennium Cell Inc. (the "Company") announced today that it has presented a compliance program to The NASDAQ Stock Market, Inc. ("NASDAQ") intended to achieve and sustain compliance with the requirements for continued listing on the NASDAQ National Market. This action was necessary because the Company has been notified by NASDAQ that the Company does not currently satisfy the minimum $10 million stockholders' equity requirement for continued listing on the NASDAQ National Market under Maintenance Standard 1, as set forth in the NASDAQ Marketplace Rule 4450(a)(3). Effective November 1, 2002, as a result of changes to NASDAQ's Maintenance Standard 1 requirements, we must maintain stockholders' equity of at least $10 million. In the Company's Form 10-Q filed for the fiscal quarter ended September 30, 2002, the Company reported stockholders' equity of $8,752,130. Consequently, NASDAQ notified the Company that it does not currently meet the stockholders' equity requirement and NASDAQ will begin the process to de-list the Company's common stock from the NASDAQ
National Market unless the Company provides a plan satisfactory to NASDAQ to regain compliance with the requirement.

         The compliance program that the Company presented to NASDAQ describes the recent private placement of unsecured and secured convertible debentures, as set forth in detail in the Company's Form 8-K dated October 31, 2002, and a conversion schedule under which those debentures may be converted to equity to eliminate certain indebtedness and increase stockholders' equity over a reasonable period of time. If NASDAQ does not accept this plan, the Company's stock will be de-listed from the NASDAQ National Market, subject to appeal by the Company. The Company is also considering the alternative of applying to list its common stock on the NASDAQ SmallCap Market, as the Company believes that it presently qualifies for listing on this market. There can be no assurance that the Company will be able to maintain its NASDAQ National Market listing or that the Company will be able to successfully transfer to the NASDAQ SmallCap Market.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   MILLENNIUM CELL INC.
                                                   (Registrant)


                                                   By: /s/ Stephen S. Tang
                                                       -------------------------
                                                       Stephen S. Tang
                                                       Chief Executive Officer
                                                       & President

Dated:  December 13, 2002